Exhibit 99.1

Verifone / Francisco Partners Press Release

For Immediate Release

Verifone to be Acquired by Francisco Partners for $3.4 Billion

Verifone Stockholders to Receive $23.04 Per Share in Cash

Transaction Provides Significant Cash Premium to Verifone Stockholders

SAN JOSE, Calif. and SAN FRANCISCO, Calif. – April 9, 2018 – Verifone Systems, Inc. (NYSE: PAY) (“Verifone” or the “Company”), a world leader in payment and commerce solutions, and Francisco Partners, a leading technology-focused private equity firm, today announced that they have entered into a definitive agreement under which an investor group led by Francisco Partners and including British Columbia Investment Management Corporation (“BCI”) will acquire Verifone for $23.04 per share in cash, representing a total consideration of approximately $3.4 billion, which includes Verifone’s net debt.

Under the terms of the agreement, Verifone stockholders will receive $23.04 in cash for each share of Verifone common stock held, representing a premium of approximately 54% to the Company’s closing share price of $15.00 on April 9, 2018. The Verifone Board of Directors has unanimously approved the definitive agreement and recommends that Verifone stockholders vote in favor of the transaction. Upon completion of the transaction, Verifone will become a privately held company.

Paul Galant, Chief Executive Officer of Verifone, said, “We are pleased to reach this agreement with Francisco Partners. This transaction delivers significant cash value to our stockholders and provides compelling benefits for our clients. We believe this transaction reflects the progress we have made executing our transformation from a terminal sales company to a payments and commerce solutions provider. With Francisco Partners’ resources, expertise and track-record growing global technology businesses, we are confident that we will be better positioned to serve the needs of our clients around the globe.”

“Verifone continues to build compelling and impressive products and technology and has attractive long-term growth prospects,” said Peter Christodoulo, Partner at Francisco Partners. “We are excited to become investors and stewards of this important platform in the global payments and commerce ecosystem.”

“Verifone’s transformation from a hardware provider to a best-in-class payments and commerce solutions provider is just beginning,” added Jason Brein, Partner at Francisco Partners. “We look forward to supporting the company as it continues its evolution.”

“This investment builds on the strength of our financial technology, systems and software franchises,” commented Dipanjan “DJ” Deb, co-founder & CEO of Francisco Partners. “Verifone will receive the highest focus of Francisco Partners as we support its continued growth and transformation in an increasingly software-centric world.”

The transaction is not subject to a financing condition and is expected to close during the third calendar quarter of 2018, subject to customary closing conditions, including receipt of stockholder and regulatory approvals. The merger agreement includes a “go-shop” period, which permits Verifone’s Board and advisors to actively initiate, solicit, encourage, and potentially enter into negotiations with parties that make alternative acquisition proposals through May 24, 2018. There can be no assurance that this process will result in a superior proposal, and Verifone does not intend to disclose developments with respect to the solicitation process unless and until the Board makes a determination requiring further disclosure.

Qatalyst Partners is acting as financial advisor to Verifone and Sullivan & Cromwell LLP is serving as Verifone’s legal advisor. Credit Suisse, Barclays and Royal Bank of Canada are acting as financial advisors and Kirkland & Ellis LLP is serving as legal advisor to the Francisco investor group. Credit Suisse, Barclays and Royal Bank of Canada have also provided committed debt financing for the transaction.

About Verifone

Verifone is transforming every day transactions into new and engaging opportunities for merchants and consumers at the last inch of payments and commerce. Powered by a growing footprint of more than 30 million devices in more than 150 countries, our people are trusted experts working with the world’s best-known retail brands, financial institutions, and payment providers. Verifone is connecting more products to an integrated solutions platform to better meet the evolving needs of our clients and partners. Built on a 35-year history of uncompromised security, we are committed to consistently solving the most complex payment challenges. Verifone.com | (NYSE: PAY) | @Verifone

About Francisco Partners

Francisco Partners is a leading global private equity firm, which specializes in investments in technology and technology-enabled services businesses. Since its launch over 18 years ago, Francisco Partners has raised over $14 billion in committed capital and invested in more than 200 technology companies, making it one of the most active and longstanding investors in the technology industry. The firm invests in opportunities where its deep sectoral knowledge and operational expertise can help companies realize their full potential. For more information, please visit www.franciscopartners.com.

About British Columbia Investment Management Corporation (BCI)

With C$135.5 billion of managed net assets as at March 31, 2017, British Columbia Investment Management Corporation (BCI) is one of Canada’s largest institutional investors within the global capital markets. Based in Victoria, British Columbia, BCI is a long-term investor that invests in all major asset classes including private equity. BCI’s clients include public sector pension plans, public trusts, and insurance funds. https://www.bci.ca

Verifone

Investors:

Marc Rothman

(408) 232-7299

Marc.Rothman@VERIFONE.COM

or

Media Relations:

Kwiyoung Baumgarten

(678) 358-6982

Kwiyoung.baumgarten@verifone.com

or

Eric Brielmann / Matthew Gross / Mary Aiello

Joele Frank, Wilkinson Brimmer Katcher

(415) 869-3950 / (212) 355-4449

Francisco Partners

press@franciscopartners.com

(215) 657-4971

Or

John Moore

john.moore@zenogroup.com

BCI

Gwen-Ann Chittenden

Director, Communication & Government Relations

1-778-410-7156

communication@bci.ca

Cautionary Statement Regarding Forward-Looking Statements

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and on currently available competitive, financial and economic data and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to changes in economic, business, competitive, technological, and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of Verifone, including many factors beyond our control. These risks and uncertainties include, but are not limited to, those associated with: the parties’ ability to meet expectations regarding the timing and completion of the merger, the risk that Verifone stockholders do not approve the merger, the occurrence of any event, change or other circumstance that would give rise to the termination of the merger agreement, the response by stockholders to the merger, the failure to satisfy each of the conditions to the consummation of the merger, including but not limited to, the risk that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger on acceptable terms, or at all, the disruption of management’s attention from ongoing business operations due to the merger, the effect of the announcement of the merger on Verifone’s relationships with its customers, suppliers, operating results and business generally, the risk that any announcements relating to the merger could have adverse effects on the market price of Verifone’s common stock, the outcome of any legal proceedings related to the merger, employee retention as a result of the merger, and risks and uncertainties affecting the operations of our business, included in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our quarterly reports on Form 10-Q.

The forward-looking statements speak only as of the date such statements are made. Verifone is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Verifone by Francisco Partners. In connection with the proposed acquisition, Verifone and Francisco Partners intend to file relevant materials with the SEC, including Verifone’s proxy statement on Schedule 14A. STOCKHOLDERS OF VERIFONE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING VERIFONE’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, http://www.sec.gov, and Verifone stockholders will receive information at an appropriate time on how to obtain transaction-related documents free of charge from Verifone. Such documents are not currently available.

Participants in Solicitation

Verifone and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Verifone common stock in respect of the proposed transaction. Information about the directors and executive officers of Verifone is set forth in the proxy statement for Verifone’s 2018 Annual Meeting of Stockholders, which was filed with the SEC on February 8, 2018. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.